UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 22, 2005
(Date of earliest event reported)
ACE CASH EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Texas	0-20774	75-2142963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1231 Greenway Drive, Suite 600 Irving, Texas (Address of principal executive offices)	75038 (Zip Code)
(972) 550-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On November 22, 2005, Ace Cash Express, Inc. (the “Company”) entered into a Second Amendment (the “Amendment”) to the Asset Purchase Agreement, dated September 21, 2005 (the “Purchase Agreement”), by and between the Company, Popular Cash Express, Inc. (“PCE”), Popular Cash Express — California, Inc. (“PCEC” and with PCE, the “Sellers”) and Popular North America, Inc. (the “Shareholder”). The Purchase Agreement was first announced on a Current Report on Form 8-K dated September 21, 2005, and was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
     The Amendment provides for, among other things, (i) reducing the purchase price paid by the Company to the Sellers from $36 million to approximately $33.6 million, of which $19.4 million will be evidenced by a series of convertible promissory subordinated notes with up to approximately $14.2 million paid in cash, (ii) reducing the maximum number of stores to be acquired from 111 to 107 and (iii) conditioning the Company’s obligation to pay the allocated price for stores in future closings, for which consents have not yet been obtained, upon the Sellers obtaining requisite consents related to such stores, provided that if such consents are not received by March 31, 2006, the Company has the option to convey such stores back to the Sellers.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE CASH EXPRESS, INC.
Date: November 29, 2005	By:	/s/ Walter E. Evans
Walter E. Evans
Senior Vice President and General Counsel